Exhibit 16.1

November 14, 2005


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:   XL Generation International, Inc. (fka Cygni Systems Corporation)

We have read the statements under Item 4 of the Form 8-K/A report regarding the recent change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.


Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas